EXHIBIT 99.4

DESCRIPTION OF CERTAIN INDEBTEDNESS

We maintain credit facilities with the Federal Home Loan Bank of Des Moines (“FHLB-Des Moines”), which at September 30, 2015 provide for advances that in the aggregate may equal the lesser of 35% of Banner Bank’s assets or adjusted qualifying collateral (subject to a sufficient level of ownership of FHLB stock), up to a total possible credit line of $1.1 billion, and 35% of Islanders Bank’s assets or adjusted qualifying collateral, up to a total possible credit line of $27 million. Advances under these credit facilities (excluding fair value adjustments) totaled $16.4 million at September 30, 2015. As a result of the Merger, at September 30, 2015 on a pro forma basis, we would have had up to a total possible credit line of $2.5 billion and advances under the credit facilities (excluding fair value adjustments) totaling $235.4 million.

In addition, Banner Bank has been approved for participation in the FRBSF’s Borrower-In-Custody (BIC) program. Under this program Banner Bank had available lines of credit of approximately $710 million as of September 30, 2015, and $811 million as of September 30, 2015 on a pro forma basis, subject to certain collateral requirements, namely the collateral type and risk rating of eligible pledged loans. We had no funds borrowed from the FRBSF at September 30, 2015, September 30, 2015 on a pro forma basis or December 31, 2014.

At September 30, 2015, six wholly-owned subsidiary grantor trusts, Banner Capital Trust II, III, IV, V, VI and VII (collectively, the “Trusts”), established by us had issued $120 million of trust preferred securities to third parties, as well as $3.7 million of common capital securities, carried among other assets, which were issued to us. In addition, we acquired Siuslaw Statutory Trust I on March 6, 2015, through the acquisition of Siuslaw. Siuslaw Statutory Trust I had issued $8 million of trust preferred securities to third parties, as well as $248,000 of common capital securities, which were issued to Siuslaw and now owned by us. Trust preferred securities and common capital securities accrue and pay distributions periodically at specified annual rates as provided in the indentures. The Trusts used the proceeds from the offerings to purchase a like amount of our junior subordinated debentures (the “Debentures”). The Debentures are the sole assets of the Trusts. Our obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by us of the obligations of the Trusts. The trust preferred securities are mandatorily redeemable upon the maturity of the Debentures, or upon earlier redemption as provided in the indentures. We have the right to redeem the Debentures in whole on or after specific dates, at a redemption price specified in the indentures plus any accrued but unpaid interest to the redemption date. All of the trust preferred securities issued by the Trusts qualified as Tier 1 capital as of December 31, 2014 and September 30, 2015, under guidance issued by the Federal Reserve Board. At December 31, 2014, the Trusts comprised $74.3 million, or 10.9% of our total risk-based capital. At September 30, 2015, the Trusts comprised $81.2 million, or 10.3%, of our total-risk based capital, and at September 30, 2015 on a pro forma basis comprised $89.2 million or 8.7%.

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